SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

July 15, 2007
Date of Report (Date of earliest event reported)

DOUBLE EAGLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

87-0460247
(IRS Employer Identification Number)

4201 Congress Street, Suite 145, Charlotte, NC	28209
(Address of principal executive offices)	(ZIP Code)

M.E. Durshlag, President
Double Eagle Holdings, Inc.
4201 Congress Street, Suite 145,
Charlotte, NC 28209
(Name and address of agent for service)

(704) 366-5122
(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྑ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Copy to:
James Reskin
Reskin & Associates
520 South Fourth Street, Suite 400
Louisville, KY 40202-2577

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers. On July 15th, 2007 at a Meeting of the Board of Directors, pursuant to authority under the bylaws of the Company, the Board of Directors accepted the resignation of Michael D. Pruitt as a member of the Board of Directors. There was no dispute or disagreement with the Company or its Board of Directors. The Board of Directors, pursuant to authority, appointed Gary Aboff to be a member of the Board of Directors to fill an outstanding vacancy. Mr. Aboff has been determined to be an independent director and will serve on the Company’s audit committee and other committees where an independent majority is required.

The biographical information for Mr. Aboff is:

Gary Aboff has extensive experience in the fields of management, marketing and sales, with specific emphasis on the real estate industry. Mr. Aboff is presently licensed as a real estate salesman and mortgage broker. Presently, he serves as a real estate salesman with ICI Homes, a job he has held since June 1997, working from June 1997 to January 2000 with a development in Pt. Orange, Florida and from February 2001 to the present with a development in Palm Coast Florida where he was recognized as the top salesman two years in a row with annual sales of approximately $30mm. From June 1988 to May 1997, Mr. Aboff worked with Daytona Investment Properties as a Regional Manager overseeing three owner-managed apartment communities. Prior to that, Mr. Aboff was an associate vice president with Home Health Corporation of America from 1984 to 1986. His educational experience includes graduating magna cum laude with honors from Brandeis University with a Bachelor of Arts degree in 1978 and a Master’s degree in Public Health, with honors, from Yale University School of Medicine in 1980.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired

None.

(b)	Pro Forma Financial Statements

None

(c)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following person on behalf of the Registrant and in the capacity thereunto duly authorized, in Charlotte, North Carolina, on the 20th day of July 2007.

Double Eagle Holdings, Inc.

By:	/s/ M.E. (“Hank”) Durshlag
M.E. (“Hank”) Durshlag, President

EXHIBIT INDEX

Exhibits
None.